EXHIBIT 10.39b
January 19, 1996

Ms. Marystephanie Corsones
Vice President of Finance and
Chief Financial Officer
The WellCare Management Group, Inc.
P.O. Box 4059
Kingston, NY 12401

Via Facsimile
914-334-7820

RE: Clarification of Definition of Additional Bank Debt per Key
Bank Loan Agreement

Dear Marystephanie:

Per Section 7.5 of the Key Bank of New York Loan Agreement, the
Subordinated Convertible Note does not constitute additional bank debt.

Please call me if you need any additional clarification

Sincerely,
KEY BANK OF NEW YORK
/s/Robert J. Bojdak
Robert K. Bojdak
Senior Vice President

/RB:djw